EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Pricing of $500 Million Senior Secured Notes due 2023 by Sabine Pass Liquefaction
Houston, Texas - May 15, 2014 - Cheniere Energy Partners, L.P. ("Cheniere Partners") (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction"), has priced its previously announced offering of $500 million principal amount of Senior Secured Notes due 2023 ("SPL 2023 Notes"). The SPL 2023 Notes will constitute a further issuance of and will form a single series with the 5.625% Senior Secured Notes due 2023 ("Outstanding 2023 Notes") that were issued by Sabine Pass Liquefaction on April 16, 2013. The SPL 2023 Notes will bear interest at a rate of 5.625% per annum and will mature on April 15, 2023. The SPL 2023 Notes are priced at 101.5% of par. The closing of the offering is expected to occur on May 20, 2014.
Sabine Pass Liquefaction intends to use the net proceeds from the offering to pay capital costs in connection with the construction of the first four liquefaction trains at its facility in Cameron Parish, Louisiana and fees and expenses incurred associated with the offering. The commitments under Sabine Pass Liquefaction’s four credit facilities (collectively, the "2013 Liquefaction Credit Facilities") will be reduced on a ratable basis by an amount equal to the net proceeds of the notes. The SPL 2023 Notes are pari passu in right of payment with all existing and future senior indebtedness of Sabine Pass Liquefaction, including borrowings under the 2013 Liquefaction Credit Facilities, its outstanding senior secured notes due 2021, 2022, 2023, its 2024 notes that are expected to be issued on May 20, 2014 and obligations under the Senior Letter of Credit and Reimbursement Agreement.
The offer of the SPL 2023 Notes has not been registered under the Securities Act of 1933, as amended (the "Securities Act") and the SPL 2023 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479,    Christina Burke: 713-375-5104
Media: Diane Haggard: 713-375-5259